Exhibit 10.39
PARTICIPATION AGREEMENT
SUPPLEMENTAL INCOME PLAN OF
GULFMARK OFFSHORE, INC.
Invitation to Participate in Plan
          As provided in the above referenced Plan dated January 1, 2000 you, John E. Leech, are hereby invited to participate. By accepting the invitation to participate in the Plan, you acknowledge that you have read the Plan, understand its terms, understand that benefits will be paid pursuant to the Plan only under specific circumstances described therein, understand that you are a general creditor of the Company and that you have no interest in specific assets owned by the Company. Capitalized terms used herein shall have the same meaning defined in the Plan.
Entry Date
          Your Entry Date under the Plan will be January 1, 2000 for all purposes.
Establishment of Annual Vesting Percentage
          The Annual Vesting Percentage applicable to your participation in the Plan will be one hundred percent (100%). Assuming that you remain continuously and actively employed as a full time employee of the Company, your Cumulative Vested Percentage will be one hundred percent (100%) and will not change. The credits to our Deferred Benefit Account will be determined by reference to the cash value of your Policy. Specifically, as of any time that the Plan is in effect and you are participating in the Plan, the amount of the credit in your Deferred Benefit Account will be equal to an amount in dollars determined by multiplying the Cumulative Vested percentage as of that date times the then-outstanding Gross Cash Value of the Policy Less the Excess Cash Value of the Policy, in no event less than zero.
Establishment of Normal Retirement Age
          For purposes of the Plan, your “Normal Retirement Age” shall be age 65.
Acceptance of Invitation to Participate
          I hereby accept the invitation of GulfMark Offshore, Inc. to participate in its supplemental Income Plan, on this 1st day of January, 2000.
Address for Notices
          The address which should be used for notices sent to me under the Plan is:

Designation of Beneficiary
          My Beneficiary for purposes of the Plan shall be (attach additional sheets if necessary for multiple beneficiaries):

Name:	John Eugene Leech Family Trust
Address:	107 Winged Foot Dr.
City:	Broussard
State:	LA 70518
          In the event that more than one person is named as Beneficiary, such persons shall share equally in any benefits payable to my Beneficiary under the Plan. If a Beneficiary dies, then the amount that would have been paid to that Beneficiary if living shall be paid in one sum and in equal shares to the children of that Beneficiary who survive, if any, and, if there are not such children, then to the remaining Beneficiary if any, in equal shares if more than one, and if there is no other Beneficiary, then to the estate of the Beneficiary who died.

/s/ John E. Leech

Witness	John E. Leech